Exhibit 99.1

For Immediate Release
Media Contact:
Katy Padgett
+1-860-674-3047
Kathleen.Padgett@otis.com

Investor Relations Contact:
Michael Rednor
+1-860-676-6011
investorrelations@otis.com

Otis Appoints Cristina Méndez
Executive Vice President & Chief Financial Officer

She succeeds Anurag Maheshwari to lead financial activities at Otis

FARMINGTON, Conn., July 19, 2024 -- Otis Worldwide Corporation (NYSE: OTIS) announces the appointment of Cristina Méndez as Executive Vice President & Chief Financial Officer, reporting directly to Otis Chair, CEO & President, Judy Marks. Effective August 23, Méndez will succeed Anurag Maheshwari, who is pursuing an opportunity outside Otis.

“Cristina has deep expertise in financial management and extensive experience leading transformation within and outside Otis. She understands our long-term strategy and service-driven business model and how to drive growth and shareholder value,” said Marks. “As a strategic business partner, she has successfully led our finance teams through change with solid results in our diverse Europe Middle East and Africa (EMEA) region, which is responsible for more than half of our global Service portfolio.”

Méndez currently serves as Senior Vice President, Finance EMEA & Transformation, with a strong focus on FP&A, M&A and transformation activities. Before joining Otis in 2022, she served as a senior Finance executive in the global telecommunications industry for more than 15 years. She spent a majority of her career at the Telefonica Group, where she was responsible for both strategic and financial planning in several different roles, including Senior Vice President, Director Controlling of Telefonica Deutschland, where she had responsibility for a multi-billion-dollar P&L while leading growth, efficiency and transformation projects.

"We are grateful for Anurag’s service and his many contributions to Otis. He played a vital role in advancing our Service-driven business strategy and ensuring the continued growth of our Service portfolio as well as initiating global programs to deliver modernization value. Anurag will work closely on a transition with Cristina through late-August. We wish him well in his new endeavors," added Marks.

Otis plans to release its second quarter earnings on July 24. Both Anurag Maheshwari and Cristina Méndez will join Judy Marks on the earnings call to discuss the company’s results and financial outlook.

About Otis
Otis is the world’s leading elevator and escalator manufacturing, installation and service company. We move 2.3 billion people a day and maintain approximately 2.3 million customer units worldwide, the industry’s largest Service portfolio. Headquartered in Connecticut, USA, Otis is 71,000 people strong, including 42,000 field professionals, all committed to meeting the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram and Facebook @OtisElevatorCo.